FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports Strong Third Quarter 2020 Results

Maintains Solid Performance in Challenging Environment

Third Quarter 2020 Highlights*

* (All comparisons are versus the prior year period unless stated otherwise)

•	Revenue was $221.6 million, an increase of 19% or $35.3 million
•	Operating income was $63.4 million, an increase of nearly 9x or $57.0 million
•	Adjusted OIBDA[1] was $84.3 million, an increase of more than 2x or $58.9 million
•

WWE ThunderDome debuted at the Amway Center in Orlando, Florida. It provides an interactive virtual experience for WWE fans and recreates the in-arena atmosphere (WWE has not performed an event with ticketed fans since mid-March 2020)

•	WWE Network average paid subscribers[2] were 1.6 million, an increase of 6%
•	Digital video views were 9.2 billion, an increase of 3%, and hours consumed were 342 million, an increase of 3%, across digital and social media platforms[3]
•	eCommerce revenue was $9.1 million, an increase of 60%, offsetting the loss of venue merchandise sales due to 74 fewer events in the quarter

Business Outlook

•

The Company continues to adapt its business to the changing environment with investment to enhance content production value and further fan engagement, including an incremental $22 - $27 million investment in the fourth quarter (4Q20 vs. 3Q20), primarily associated with the creation of WWE ThunderDome, and increased personnel expenses as employees return from furlough

•	Management previously withdrew full year 2020 guidance. Based on sustained uncertainties related to the potential impact of COVID-19 on its business, WWE is not reinstating guidance at this time[4]
•	Management continues to believe WWE has significant long-term opportunities and is well positioned to deliver on its strategic initiatives (See COVID-19 Actions and Business Outlook on page 4)

STAMFORD, Conn., October 29,  2020 - WWE (NYSE: WWE) today announced financial results for its third quarter ended September 30, 2020.

“Our third  quarter financial performance was strong and reflected our ongoing creativity in a challenging environment,” said Vince McMahon, WWE Chairman & CEO. “We continue to adapt our business, as demonstrated by the creation of WWE ThunderDome,  focusing on increasing audience interaction and engagement to support the value of our content globally.”

Kristina Salen, WWE Chief Financial Officer, added “In the quarter, we delivered revenue of $221.6 million and Adjusted OIBDA of $84.3 million based on increased rights fees for the Company’s flagship programming. With $638 million in cash and short-term investments at quarter-end, we believe WWE has substantial capital resources to manage challenges that may lie ahead and to deliver on key strategic initiatives.”

Third-Quarter Consolidated Results*

* (All comparisons are versus the prior year period unless stated otherwise)

Revenue was $221.6 million, an increase of 19% or $35.3 million, primarily driven by the growth of core content rights fees in the Media segment. This revenue increase was partially offset by the loss of ticket and merchandise sales that resulted from the continued cancellation, postponement and relocation of live events due to public health concerns related to the COVID-19 outbreak that began in mid-March 2020.

Operating Income was $63.4 million, an increase of nearly 9x or $57.0 million, primarily due to increased revenue from the growth of core content rights fees as well as a decline in event-related production expenses, and short-term cost reductions implemented as a result of COVID-19. The increase in operating income was partially offset by $5.5 million in severance expense resulting from a reduction in force due to COVID-19. The Company’s Operating income margin increased to 28.6%.

Adjusted OIBDA (which excludes stock compensation) was $84.3 million, an increase of more than 2x or $58.9 million. Adjusted OIBDA excludes $5.5 million in severance expense (described above). The Company’s Adjusted OIBDA margin increased to 38.0%.

Income Tax Provision was $13.0 million, an increase of $20.1 million. The increase was driven by stronger operating performance coupled with an $8.2 million decrease in tax benefits associated with the vesting of share-based compensation. The effective tax rate in the quarter was 21%.

Net Income was $48.2 million, or $0.57 per diluted share, an increase from $5.8 million, or $0.06 per diluted share, in the third quarter 2019, primarily reflecting stronger operating performance partially offset by the impact of the decrease in tax benefits as discussed above. Current period results also reflected after-tax unrealized gains of $5.2 million primarily related to the value of the Company’s DraftKings investment, partially offset by $4.3 million in after-tax severance expense (described above). Excluding these items, Adjusted Net Income5 was $47.3 million, or $0.56 per diluted share.

Cash flows generated by operating activities were $116.8 million, an increase from $3.2 million, driven by improved working capital, which reflects the timing of collections associated with our large-scale international events, and stronger operating performance.

Free Cash Flow was $110.8 million, an increase from a $16.4 million use of cash, primarily due to the change in operating cash flow and, to a lesser extent, a reduction in capital expenditures.6

Cash, cash equivalents and short-term investments were $638 million as of September 30, 2020, which includes $200 million the Company borrowed under its revolving line of credit during the second quarter 2020.

Return of Capital to Shareholders

The Company paid $9.3 million in dividends to shareholders during the third quarter. There were no share repurchases under the Company’s existing share repurchase program.

Basis of Presentation

For the third quarter of 2020, the Company’s consolidated pre-tax results included the impact of $6.7 million of unrealized gains primarily related to the value of the Company’s DraftKings investment, partially offset by $5.5 million in severance expense. For the nine month period ended September 30, 2020, the Company’s consolidated pre-tax results included $13.1 million of incremental costs related to the finance lease for the Company’s new headquarters, $5.5 million in severance expense, and a net gain of $2.9 million related to certain equity investments, which included unrealized holding gains of $14.4 million primarily related to the value of the Company’s DraftKings investment partially offset by $11.5 million of impairment charges. As the underlying market value of our marketable equity investments fluctuate, WWE is exposed to future earnings volatility to the extent WWE continues to hold these investments. A reconciliation of Net Income to Adjusted Net Income for the three and nine month ended September 30, 2020 and 2019 can be found in the supplemental schedule on page 13 of this release.

Results by Operating Segment*

* (All comparisons are versus the prior year period unless stated otherwise)

Media

Revenue was $201.0 million, an increase of 38% or $54.9 million, primarily driven by the growth of domestic core content rights fees for the Company’s flagship programs Raw and SmackDown and, to a lesser extent, the growth in WWE Network subscription revenue as well as increased sales of advertising and sponsorship across platforms. These factors were partially offset by the unfavorable timing of episodic series for programs, such as Total Divas and Miz & Mrs., as well as the timing and performance of WWE Studios’ portfolio of releases, as reflected in “Other.”

WWE Network’s  average paid subscribers were 1.6 million, an increase of 6%, marking the first quarterly increase since the first quarter 2019.

Operating income was $94.5 million, an increase of nearly 2x or $61.5 million, primarily due to the growth in revenue and, to a lesser extent, a reduction in operating expenses.

Adjusted OIBDA was $101.7 million, representing an increase of nearly 1.5x or $60.2 million.

Live Events

Revenue was $0.7 million, a decrease of 97% or $22.5 million, resulting from the absence of live events and a corresponding decline in ticket sales in North American and international markets. (The third quarter 2019 had 67 events in North America and 7 events in international markets.)

Operating income reflected a loss of $4.4 million, a decrease of 26% or $0.9 million, as the decline in North America and international ticket sales (as described above) was partially offset by a reduction in event-related expenses.

Adjusted OIBDA reflected a loss of $4.1 million, representing a decrease of 41% or $1.2 million.

Consumer Products

Revenue was $19.9 million, an increase of 17% or $2.9 million, reflecting increased merchandise sales at the Company’s eCommerce site, WWE Shop, and higher video game and toy royalties. Increased sales at the Company’s eCommerce site substantially offset the absence of venue merchandise sales resulting from the absence of ticketed-audience events in the quarter (as described above).

Operating income was $5.4 million, an increase of 59% or $2.0 million, reflecting the growth in revenue driven by higher royalties and increased sales at the Company’s eCommerce site, which more than offset the decrease of venue-based merchandise sales resulting from the absence of events.

Adjusted OIBDA was $5.6 million, representing an increase of 40% or $1.6 million.

COVID-19 Actions and Business Outlook4

The spread of COVID-19 and related government mandates have impacted WWE’s business as the Company has been directed to cancel, postpone or relocate its live events beginning in mid-March 2020. The Company continues to adapt its business to the changing environment with investment to enhance content production value and further fan engagement. Management anticipates $40 - $45 million in incremental fourth quarter expenses (4Q20 vs. 3Q20) due to $18 million in production incentives (recognized in the third quarter) and due to $22 - $27 million in ongoing incremental production expenses associated with the creation of the WWE Thunderdome and incremental personnel expenses associated with employees returning from furlough, both of which are expected to continue in the coming year. Management is currently developing its 2021 annual operating and strategic plans, and it remains challenging to quantify the potential impact of COVID-19 on its business, and the financial impact to the Company may be material. Accordingly, management previously withdrew its full year 2020 guidance and based on sustained economic uncertainties is not reinstating guidance at this time.

Management continues to believe that WWE has significant long-term opportunities and is well positioned to deliver on its strategic initiatives.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on pages 5-6. A reconciliation of three and nine months ended September 30, 2020 and 2019 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on page 14

(2)

Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses

(3)

Consumption includes videos viewed on third party (Facebook, YouTube, Twitter, Instagram, Snapchat, TikTok, Twitch, etc.) and WWE platforms (WWE.com and WWE App, including the Free Version of WWE Network)

(4)

The Company’s business model and expected results will continue to be subject to significant execution and other risks, including risks relating to the impact of the COVID-19 outbreak on WWE’s business, results of operations and financial condition, entering, maintaining and renewing major distribution agreements,  uncertainties associated with international markets and risks inherent in large live events, and other risk factors previously disclosed in our annual report on Form 10-K for the year ended December 31, 2019 and supplemented in our Current Report on Form 8-K filed with the SEC on March 17, 2020 and further supplemented in Part II, Item 1A, Risk Factors, in our quarterly report on Form 10-Q for the period ended June 30, 2020 filed with the SEC on July 30, 2020

(5)	A reconciliation of three and nine months ended September 30, 2020 and 2019 Net Income to Adjusted Net Income can be found in the Supplemental Information in this release on page 13
(6)

A reconciliation of three and nine months ended September 30, 2020 and 2019 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 15

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to supporting the operations of our segments, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different than similarly titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income,  Adjusted Net Income and Adjusted EPS which are defined as the GAAP measures excluding certain nonrecurring, material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income, net income, EPS or other GAAP measures, such as operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, and payment of dividends.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.   Note: As previously announced WWE will host a conference call at 5:00 p.m. ET on October 29th to discuss the Company's earnings results for the third quarter of 2020. All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s website at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 1180166).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on October 29,  2020 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG, family-friendly programming can be seen in more than 800 million homes worldwide in 28 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: the impact of the COVID-19 outbreak on our business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; a rapidly evolving media landscape; WWE Network (including the risk that we are unable to attract, retain and renew subscribers); our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Operating Segment Performance

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net Revenue:
Media	$201.0	$146.1	$657.7	$478.5
Live Events	0.7	23.2	19.2	98.2
Consumer Products	19.9	17.0	59.1	60.9
Total Net Revenue	$221.6	$186.3	$736.0	$637.6

Operating Income (Loss):
Media	$94.5	$33.0	$265.4	$76.2
Live Events	(4.4)	(3.5)	(12.1)	8.7
Consumer Products	5.4	3.4	15.9	13.6
Corporate	(32.1)	(26.5)	(96.8)	(81.8)
Total Operating Income	$63.4	$6.4	$172.4	$16.7

Adjusted OIBDA:
Media	$101.7	$41.5	$294.8	$107.5
Live Events	(4.1)	(2.9)	(10.9)	11.2
Consumer Products	5.6	4.0	17.5	16.2
Corporate	(18.9)	(17.2)	(66.4)	(62.5)
Total Adjusted OIBDA	$84.3	$25.4	$235.0	$72.4

World Wrestling Entertainment, Inc.

Operating Segment Performance

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Media Revenue:
Network (including pay-per-view)	$47.8	$44.2	$140.7	$143.0
Core content rights fees (1)	132.4	72.2	398.5	209.3
Advertising and sponsorship	18.1	15.0	48.8	44.8
Other (2)	2.7	14.7	69.7	81.4
Total Revenue	$201.0	$146.1	$657.7	$478.5

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Live Events Revenue:
North American ticket sales	$—	$18.3	$15.2	$76.0
International ticket sales	—	2.3	0.2	12.0
Advertising and sponsorship	—	0.5	0.4	1.7
Other (3)	0.7	2.1	3.4	8.5
Total Revenue	$0.7	$23.2	$19.2	$98.2

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Consumer Products Revenue:
Consumer product licensing	$10.8	$7.8	$28.2	$26.6
eCommerce	9.1	5.7	27.7	18.9
Venue merchandise	—	3.5	3.2	15.4
Total Revenue	$19.9	$17.0	$59.1	$60.9

(1)

Core content rights fees consist primarily of licensing revenue earned from the distribution of our flagship programs, Raw and SmackDown, as well as our NXT programming, through global broadcast, pay television and digital platforms

(2)

Other forms of media monetization reflect revenue earned from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, as well as theatrical and direct-to-home video releases

(3)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s global live events, and commissions earned through secondary ticketing as well as revenue from events for which the Company receives a fixed fee

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net revenues	$221.6	$186.3	$736.0	$637.6
Operating expenses	108.0	133.8	400.8	466.6
Marketing and selling expenses	14.5	16.4	54.7	64.4
General and administrative expenses	25.2	18.5	75.9	66.4
Depreciation and amortization	10.5	11.2	32.2	23.5
Operating income	63.4	6.4	172.4	16.7
Interest expense	9.2	7.9	26.5	18.2
Other income, net	7.0	0.2	5.1	2.8
Income (loss) before income taxes	61.2	(1.3)	151.0	1.3
Provision for (benefit from) income taxes	13.0	(7.1)	32.8	(6.5)
Net income	$48.2	$5.8	$118.2	$7.8

Earnings per share:
Basic	$0.62	$0.07	$1.53	$0.10
Diluted	$0.57	$0.06	$1.40	$0.09

Weighted average common shares outstanding:
Basic	77.7	78.5	77.5	78.2
Diluted	84.1	89.9	84.4	90.8
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.36	$0.36

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	September 30,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$519.5	$90.4
Short-term investments, net	118.8	160.0
Accounts receivable, net	69.2	124.8
Inventory	8.2	8.3
Prepaid expenses and other current assets	43.5	20.8
Total current assets	759.2	404.3
PROPERTY AND EQUIPMENT, NET	164.3	174.8
FINANCE LEASE RIGHT-OF-USE ASSETS, NET	315.0	289.9
OPERATING LEASE RIGHT-OF-USE ASSETS, NET	14.3	20.8
CONTENT PRODUCTION ASSETS, NET	21.5	20.1
INVESTMENT SECURITIES	31.2	28.1
DEFERRED INCOME TAX ASSETS, NET	—	7.2
OTHER ASSETS, NET	48.8	47.0
TOTAL ASSETS	$1,354.3	$992.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$200.4	$3.6
Finance lease liabilities	9.2	7.9
Operating lease liabilities	4.1	6.6
Convertible debt	193.2	188.7
Accounts payable and accrued expenses	86.3	80.6
Deferred income	64.3	56.9
Total current liabilities	557.5	344.3
LONG-TERM DEBT	21.8	22.1
FINANCE LEASE LIABILITIES	378.8	335.5
OPERATING LEASE LIABILITIES	10.6	14.6
OTHER NON-CURRENT LIABILITIES	3.4	0.4
Total liabilities	972.1	716.9
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.5	0.5
Class B convertible common stock	0.3	0.3
Additional paid-in capital	422.4	405.4
Accumulated other comprehensive income	2.9	2.8
Accumulated deficit	(43.9)	(133.7)
Total stockholders’ equity	382.2	275.3
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,354.3	$992.2

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
OPERATING ACTIVITIES:
Net income	$118.2	$7.8
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of content production assets	14.9	27.6
Depreciation and amortization	36.4	27.8
Other amortization	13.6	10.3
(Gain) loss on equity investments, net	(2.9)	3.2
Stock-based compensation	24.9	32.2
Benefit from deferred income taxes	10.1	0.5
Other non-cash adjustments	15.5	4.7
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	54.2	(64.2)
Inventory	(1.6)	(0.8)
Prepaid expenses and other assets	(21.8)	(8.8)
Content production assets	(19.5)	(26.6)
Accounts payable, accrued expenses and other liabilities	8.0	(31.6)
Deferred income	7.5	20.2
Net cash provided by operating activities	257.5	2.3
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(21.4)	(56.3)
Purchases of short-term investments	(64.3)	(74.9)
Proceeds from sales and maturities of investments	105.4	113.3
Purchase of investment securities	(0.2)	(1.0)
Other	—	0.8
Net cash provided by (used in) investing activities	19.5	(18.1)
FINANCING ACTIVITIES:
Repayment of debt	(3.5)	(3.8)
Repayment of finance leases	(8.2)	(6.2)
Dividends paid	(27.9)	(28.2)
Debt issuance costs	—	(0.7)
Proceeds from borrowings under Revolving Credit Facility	200.0	—
Taxes paid related to net settlement upon vesting of equity awards	(11.0)	(30.1)
Proceeds from issuance of stock	2.7	2.3
Repurchase and retirement of common stock	—	(8.5)
Net cash provided by (used in) financing activities	152.1	(75.2)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	429.1	(91.0)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	90.4	167.5
CASH AND CASH EQUIVALENTS, END OF PERIOD	$519.5	$76.5
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$2.7	$7.2

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2020				2019
	As Reported	Gain on Investments (1)	Other Adjustments (3)	Adjusted	As Reported	Adjusted
Operating income	$63.4	$—	$5.5	$68.9	$6.4	$6.4
Interest expense	9.2	—	—	9.2	7.9	7.9
Other income, net	7.0	(6.7)	—	0.3	0.2	0.2
Income before taxes	61.2	(6.7)	5.5	60.0	(1.3)	(1.3)
Provision for income taxes	13.0	(1.5)	1.2	12.7	(7.1)	(7.1)
Net income	$48.2	$(5.2)	$4.3	$47.3	$5.8	$5.8
Earnings per share - diluted	$0.57	$(0.06)	$0.05	$0.56	$0.06	$0.06

	Nine Months Ended September 30,
	2020				2019
	As Reported	Gain on Investments (2)	Other Adjustments (3)	Adjusted	As Reported	Adjusted
Operating income	$172.4	$—	$5.5	$177.9	$16.7	$16.7
Interest expense	26.5	—	—	26.5	18.2	18.2
Other income, net	5.1	(2.9)	—	2.2	2.8	2.8
Income before taxes	151.0	(2.9)	5.5	153.6	1.3	1.3
Provision for income taxes	32.8	(0.6)	1.2	33.4	(6.5)	(6.5)
Net income	$118.2	$(2.3)	$4.3	$120.2	$7.8	$7.8
Earnings per share - diluted	$1.40	$(0.03)	$0.05	$1.42	$0.09	$0.09

(1)

During the three months ended September 30, 2020, the Company recognized $6.7 million of unrealized holding gains primarily related to the value of the Company’s DraftKings investment. The Company did not recognize any material net gains or losses related to its equity investments during the three months ended September 30, 2019

(2)

During the nine months ended September 30, 2020, the Company recognized a net gain of $2.9 million related to certain equity investments, which included unrealized holding gains of $14.4 million primarily related to the value of the Company’s DraftKings investment partially offset by $11.5 million of impairment charges.  The Company did not recognize any such material net gains or losses, or impairment charges related to its equity investments during the nine months ended September 30, 2019

(3)

During the three and nine months ended September 30, 2020, the Company recorded $5.5 million in severance expense resulting from a reduction in force due to COVID-19. The Company did not record any such expense during the three and nine months ended September 30, 2019

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30, 2020
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$94.5	$3.7	$3.5	$—	$101.7
Live Events	(4.4)	—	0.3	—	(4.1)
Consumer Products	5.4	—	0.2	—	5.6
Corporate	(32.1)	6.8	0.9	5.5	(18.9)
Total	$63.4	$10.5	$4.9	$5.5	$84.3

	Three Months Ended September 30, 2019
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$33.0	$3.2	$5.3	$—	$41.5
Live Events	(3.5)	—	0.6	—	(2.9)
Consumer Products	3.4	—	0.6	—	4.0
Corporate	(26.5)	8.0	1.3	—	(17.2)
Total	$6.4	$11.2	$7.8	$—	$25.4

	Nine Months Ended September 30, 2020
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$265.4	$11.4	$18.0	$—	$294.8
Live Events	(12.1)	—	1.2	—	(10.9)
Consumer Products	15.9	—	1.6	—	17.5
Corporate	(96.8)	20.8	4.1	5.5	(66.4)
Total	$172.4	$32.2	$24.9	$5.5	$235.0

	Nine Months Ended September 30, 2019
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$76.2	$8.1	$23.2	$—	$107.5
Live Events	8.7	—	2.5	—	11.2
Consumer Products	13.6	—	2.6	—	16.2
Corporate	(81.8)	15.4	3.9	—	(62.5)
Total	$16.7	$23.5	$32.2	$—	$72.4

(1)

During the three and nine months ended September 30, 2020, the Company recorded $5.5 million in severance expense resulting from a reduction in force due to COVID-19.  The Company’s policy is to include company-wide severance expense within corporate unallocated general and administrative expenses. The Company did not record any such expense during the three and nine months ended September 30, 2019

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$116.8	$3.2	$257.5	$2.3
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(6.0)	(19.6)	(21.4)	(56.3)
Free Cash Flow	$110.8	$(16.4)	$236.1	$(54.0)